Exhibit 4.5

DESCRIPTION OF SECURITIES
References to “Infinera” and the “Company” herein are, unless the context otherwise indicates, only to Infinera Corporation and not to any of its subsidiaries.
Description of Capital Stock
The following is a summary of the Company’s capital stock and certain provisions of its Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate and the Bylaws.
Common Stock
Shares Outstanding. The Company is authorized to issue up to 500 million shares of common stock, par value $0.001 per share (the “Common Stock”).
Dividends. Subject to prior dividend rights of the holders of any shares of preferred stock of the Company (“Preferred Stock”), holders of shares of Common Stock are entitled to receive ratably dividends when, as and if declared by the Company’s Board of Directors (the “Board”) out of funds legally available for that purpose. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.
Voting Rights. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of Common Stock do not have cumulative voting rights. This means a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on the Board. The directors of the Company are elected by a plurality of the voting power of the shares present in person or represented by proxy. On all other matters submitted to the stockholders, the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy shall be the act of the shareholders.
Other Rights. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation preferences of holders of convertible preferred stock, if any, then outstanding. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not currently entitled to pre-emptive rights or conversion rights or other subscription rights.
Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.
Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Computershare Shareholder Services.
Listing. The Company’s Common Stock is listed on the Nasdaq Global Select Market under the trading symbol “INFN.”
Preferred Stock
The Board is authorized to issue up to 25 million shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.
Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law
Some provisions of Delaware law, the Certificate and Bylaws could make the following more difficult:

•	acquisition of the Company by means of a tender offer,

•	acquisition of the Company by means of a proxy contest or otherwise, or

•	removal of the Company’s incumbent officers and directors.
These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our Board determines that a takeover is not in our best interests or the best interests of the stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. The Company believes that the benefits of these provisions, including increased protection, give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company and outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Size of Board and Vacancies. The Bylaws provide that the Board will have one or more members, which number will be determined from time to time by resolution of the Board. The Certificate provides for a classified Board consisting of three classes of directors, each serving a staggered three-year term. The Certificate and Bylaws contain provisions that establish specific procedures for appointing and removing members of the Board. Under the Certificate and the Bylaws, vacancies and newly created directorships on the Board may be filled only by a majority of directors then serving on the Board. Under the Certificate and Bylaws, directors may be removed by stockholders only for cause.
Elimination of Stockholder Action by Written Consent. The Bylaws eliminate the right of the Company’s stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of the Company’s stockholders.
Stockholder Meetings. Under the Bylaws, only the chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer) or the majority of the authorized number of directors on the Board may call special meetings of the Company’s stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals. The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
Delaware Anti-takeover Law. The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.
No Cumulative Voting. Neither the Certificate nor Bylaws provide for cumulative voting in the election of directors.
Undesignated Preferred Stock. The authorization of the Company’s undesignated Preferred Stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.
Description of Notes due 2024
The following summary of Infinera Corporation’s 2.125% Notes due 2024 (the “2024 Notes”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Base Indenture, dated as of September 11, 2018 (the “Base Indenture”), between Infinera Corporation and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 11, 2018, between Infinera Corporation and the Trustee with respect to the 2024 Notes (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”).
The Company encourages you to read the above referenced Indenture, as supplemented, for additional information.
General
The following is a description of certain of the specific terms and conditions of the Indenture with respect to the 2024 Notes.
The 2024 Notes were initially issued in an aggregate principal amount of $402,500,000.
The 2024 Notes are senior unsecured obligations and rank (1) senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the 2024 Notes, (2) equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated, (3) effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and (4) structurally junior to all existing and future indebtedness and other liabilities of the Company’s current or future subsidiaries.
The maturity date of the 2024 Notes is September 1, 2024, unless earlier converted, redeemed or repurchased.
The 2024 Notes are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.
The 2024 Notes were issued in denominations of $1,000 and integral multiples of $1,000.
Holders may convert their 2024 Notes at their option at any time prior to the close of business on the business day immediately preceding June 1, 2024 only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on December 29, 2018 (and only during such fiscal quarter), if the last reported sale price of the Company’s Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of 2024 Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s Common Stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events.
On or after June 1, 2024, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the 2024 Notes may convert their 2024 Notes at any time, regardless of the foregoing circumstances.
The 2024 Notes are subject to redemption at the Company’s option, on or after September 5, 2021, if the last reported sale price of the Company’s Common Stock has been at least 130% of the conversion price for the 2024 Notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the 2024 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
The 2024 Notes are subject to repurchase by us at the option of the holders following a fundamental change at a repurchase price equal to 100% of the principal amount of the 2024 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
A “fundamental change” will be deemed to have occurred at the time after the 2024 Notes are originally issued if any of the following occurs:
(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, the Company’s subsidiaries and the Company’s and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;
(2) the consummation of (A) any recapitalization, reclassification or change of the Company’s Common Stock (other than changes resulting from a subdivision, a combination or merely a change in par value) as a result of which the Company’s Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which the Company’s Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of us and the Company’s subsidiaries, taken as a whole, to any person other than one or more of the Company’s subsidiaries; provided, however, that neither (a) a transaction described in clause (B) in which the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction or (b) any merger of us solely for the purpose of changing the Company’s jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity shall be a fundamental change pursuant to this clause (2);
(3) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of us; or
(4) the Company’s Common Stock (or other Common Stock underlying the 2024 Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).
Interest and Principal
The 2024 Notes bear interest at a rate of 2.125% per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019. The 2024 Notes will mature on September 1, 2024, unless earlier repurchased, redeemed or converted.
Interest will be paid to the person in whose name a note is registered at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the 2024 Notes will be computed on the basis of a 360-day year composed of twelve 30-day months, and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.
If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
Optional Redemption
No “sinking fund” is provided for the 2024 Notes, which means that the Company is not required to redeem or retire the 2024 Notes periodically. Prior to September 5, 2021, the 2024 Notes will not be redeemable. On or after September 5, 2021, the Company may redeem for cash all (but not less than all) of the 2024 Notes, at the Company’s option, if the last reported sale price of the Company’s Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. In the case of any optional redemption, the Company will provide not less than 45 nor more than 60 scheduled trading days’ notice before the redemption date to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder of 2024 Notes, and the redemption price will be equal to 100% of the principal amount of the 2024 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case the Company will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the 2024 Notes to be redeemed). The redemption date must be a business day. The Company may not specify a redemption date that falls on or after the 41st scheduled trading day immediately preceding the maturity date.
No 2024 Notes may be optionally redeemed if the principal amount of the 2024 Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price).
Repurchase Rights
If the Company undergoes a fundamental change prior to the maturity date of the 2024 Notes, holders may require us to repurchase for cash all or any portion of their 2024 Notes at a repurchase price equal to 100% of the principal amount of the 2024 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The 2024 Notes will be the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the 2024 Notes; equal in right of payment to any of the Company’s existing and future liabilities that are not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s current or future subsidiaries.
Payments on the 2024 Notes; Paying Agent and Registrar; Transfer and Exchange
The Company will pay or cause the paying agent to pay the principal of, and interest on, 2024 Notes in global form registered in the name of or held by DTC or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
The Company will pay or cause the paying agent to pay the principal of any certificated 2024 Notes at the office or agency designated by us for that purpose. The Company has initially designated the trustee as the Company’s paying agent and registrar and its agency in the continental United States as a place where 2024 Notes may be presented for payment or for registration of transfer. The Company may, however, change the paying agent or registrar without prior notice to the holders of the 2024 Notes, and the Company may act as paying agent or registrar. Interest on certificated 2024 Notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these 2024 Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States if such holder has provided us, the trustee or the paying agent (if other than the trustee) with the requisite information necessary to make such wire transfer, which application shall remain in effect until the holder notifies, in writing, the registrar of the 2024 Notes to the contrary.
A holder of 2024 Notes may transfer or exchange 2024 Notes at the office of the registrar in accordance with the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of 2024 Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture. The Company are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.
The registered holder of a note will be treated as its owner for all purposes.

Indenture Provisions
Governing Law
The Indenture and the 2024 Notes are governed by, and construed in accordance with, the laws of the State of New York.
Consolidation, Merger and Sale of Assets
The Indenture provides that the Company may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of the Company’s properties and assets to another person; provided that the following conditions are satisfied:
•the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, all of the obligations of the Company under the 2024 Notes and the Indenture; and
•immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture.
If the Company consolidates or merges with or into any other person or sell, transfer, lease or convey all or substantially all of the Company’s properties and assets in accordance with the Indenture, the Successor Company will be substituted for us in the Indenture, with the same effect as if it had been an original party to the Indenture. As a result, the Successor Company may exercise the Company’s rights and powers under the Indenture, and the Company will be released from all the Company’s liabilities and obligations under the Indenture and under the debt securities.
Any substitution of the Successor Company for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.
For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
Events of Default
Each of the following events are defined in the Indenture as an “Event of Default" with respect to the 2024 Notes:
a) default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;
(b) default in the payment of principal of any Note when due and payable on the Maturity Date, upon Optional Redemption, upon Unwind Redemption, upon any required repurchase, upon declaration of acceleration or otherwise;
(c) failure by the Company to comply with its obligation to convert the 2024 Notes in accordance with the Indenture upon exercise of a Holder’s conversion right, and such failure continues for a period of five Business Days;
(d) failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 12.01(c) or notice of a specified corporate event in accordance with Section 11.01(b)(ii) or Section 11.01(b)(iii), in each case when due;
(e) failure by the Company to comply with its obligations under Article X;
(f) failure by the Company for 60 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the 2024 Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the 2024 Notes or the Indenture;
(g) default by the Company or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii) such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay shall not have been cured or waived, or such indebtedness shall not have been repaid, as the case may be, within 30 days after written notice to the Company from the Trustee or the Holders of at least 25% in principal amount of 2024 Notes then outstanding in accordance with the Indenture;
(h) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or
(i) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days.
Amendments
Without Consent of Holders. The Company and the Trustee may amend or supplement the Base Indenture or the Securities of one or more Series without the consent of any Securityholder:
(a) to cure any ambiguity, defect or inconsistency as evidenced by an Officer Certificate;
(b) to comply with Article V;
(c) to provide for uncertificated Securities in addition to or in place of certificated Securities;
(d) to add guarantees with respect to Securities of any Series or secure Securities of any Series;
(e) to surrender any of the Company’s rights or powers under the Base Indenture;
(f) to add covenants or events of default for the benefit of the holders of Securities of any Series;
(g) to comply with the applicable procedures of the applicable depositary;
(i) to provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by the Base Indenture;
(j) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Securities of one or more Series and to add to or change any of the provisions of the Base Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee; or
(k) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Base Indenture under the TIA.
With Consent of Holders. The Company and the Trustee may enter into a supplemental indenture with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities of each Series affected by such supplemental indenture (including consents obtained in connection with a tender offer or exchange offer for the Securities of such Series), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of any supplemental indenture or of modifying in any manner the rights of the Securityholders of each such Series. Except as provided in Section 6.13 of the Base Indenture, the Holders of at least a majority in principal amount of the outstanding Securities of any Series by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Securities of such Series) may waive compliance by the Company with any provision of the Base Indenture or the Securities with respect to such Series.
It shall not be necessary for the consent of the Holders of Securities under the Section 9.2 of the Base Indenture to approve the particular form of any proposed supplemental indenture or waiver, but it shall be sufficient if such consent approves the substance thereof. After a supplemental indenture or waiver under Section 9.2 of the Base Indenture becomes effective, the Company shall send to the Holders of Securities affected thereby, a notice briefly describing the supplemental indenture or waiver. Any failure by the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.
Limitations. Without the consent of each Securityholder affected, an amendment or waiver may not:
(a) reduce the principal amount of Securities whose Holders must consent to an amendment, supplement or waiver;
(b) reduce the rate of or extend the time for payment of interest (including default interest) on any Security;
(c) reduce the principal or change the Stated Maturity of any Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;
(d) reduce the principal amount of Discount Securities payable upon acceleration of the maturity thereof;
(e) waive a Default or Event of Default in the payment of the principal of or interest, if any, on any Security (except a rescission of acceleration of the Securities of any Series by the Holders of at least a majority in principal amount of the outstanding Securities of such Series and a waiver of the payment default that resulted from such acceleration);
(f) make the principal of or interest, if any, on any Security payable in any currency other than that stated in the Security;
(g) make any change in Sections 6.8, 6.13 or 9.3 (this sentence) of the Base Indenture; or
(h) waive a redemption payment with respect to any Security, provided that such redemption is made at the Company’s option.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Discount Security” means any Security that provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to Section 6.2. of the Base Indenture.
“Securities” means the debentures, notes or other debt instruments of the Company of any Series authenticated and delivered under the Base Indenture.
“Series” or “Series of Securities” means each series of debentures, notes or other debt instruments of the Company created pursuant to Sections 2.1 and 2.2 of the Base Indenture.
“Holder” or “Securityholder” means a person in whose name a Security is registered on the books of the Registrar.
“Stated Maturity” when used with respect to any Security, means the date specified in such Security as the fixed date on which the principal of such Security or interest is due and payable.
“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act as so amended.